COMPANY CONTACT:             Tony M. Shelby
                             Chief Financial Officer
                             (405) 235-4546

KCSA CONTACT:                 Leslie A. Schupak/Joe Mansi
                             (212) 682-6300, ext. 205/207

March 10, 2005

LSB INDUSTRIES, INC. ANNOUNCES THE EXERCISE OF WARRANTS
TO PURCHASE SHARES OF COMMON STOCK

Oklahoma City, Oklahoma . . . March 10, 2005 . . . LSB Industries, Inc. whose common stock is traded over the American Stock Exchange under the symbol LXU (AMEX:LXU), announced today that certain affiliates of Guggenheim Investment Management, LLC, have irrevocably exercised certain outstanding warrants to purchase approximately 586,140 shares of LSB common stock.

The shares of LSB common stock were purchased pursuant to a cashless exercise option provided for in the warrants. Following the issuance of these shares, LSB will have approximately 13,666,038 shares of common stock outstanding, and the shares issued upon the exercise of the warrants will represent approximately 4.3% of LSB's outstanding common stock.

The shares of common stock issuable under the warrants have not been registered under the Securities Act of 1933, as amended. LSB has an obligation to register, at LSB's expense, the shares being acquired under the warrants upon demand by Guggenheim and its affiliates.

 LSB is a manufacturing, marketing, and engineering company with activities on a worldwide basis. LSB= s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services, and other activities.

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